UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
Amendments Thereto Filed Pursuant to Rule 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

A.M. Castle & Co.

(Name of Issuer)

Common Stock, $.01 Par Value

(Title of Class of Securities)

148411101
(CUSIP Number)

c/o Joseph T. Ryerson & Son, Inc.
227 W. Monroe, 27th Floor
Chicago, Illinois 60606
Attention: Edward J. Lehner
President and Chief Executive Officer
(312) 292-5000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

(with copies to)

Cristopher Greer, Esq.
Russell L. Leaf, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

May 16, 2016

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 148411101		Page 2 of 19 Pages
1		NAME OF REPORTING PERSON EPE, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 3 of 19 Pages
1		NAME OF REPORTING PERSON Joseph T. Ryerson & Son, Inc. (as successor-in-interest to Ryerson, Inc.)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 4 of 19 Pages
1		NAME OF REPORTING PERSON Ryerson Holding Corporation
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 5 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners-PF, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 6 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 7 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners-A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 8 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners-PF II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 9 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 10 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Capital Partners-A II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 11 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Rhombus Principals, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 12 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 13 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Investment Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 14 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Partners II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 15 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity Investment Holdings II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 16 of 19 Pages
1		NAME OF REPORTING PERSON Platinum Equity, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

CUSIP No. 148411101		Page 17 of 19 Pages
1		NAME OF REPORTING PERSON Tom T. Gores
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,397,428
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,397,428
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,397,428 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.28% (based on 32,642,620 shares of Common Stock outstanding on August 3, 2016)*
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

* As disclosed by A.M. Castle & Co. in its Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016.

EXPLANATORY NOTE

Pursuant to Rule 13d-1 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 1”) supplements and amends the Schedule 13D filed with the Securities and Exchange Commission on August 20, 2012 by the Reporting Persons (the “Original Schedule 13D” and, as amended by this Amendment No. 1, the “Schedule 13D”).  This Amendment No. 1 relates to the Common Stock, par value $0.01 per share (the “Common Stock”), of A.M. Castle & Co., a Maryland Corporation (the “Issuer”).  Each Item below amends and supplements the information disclosed under the corresponding Item of the Schedule 13D.  Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported in the Original Schedule 13D.  Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings herein as are ascribed to such terms in the Original Schedule 13D.  This Amendment No. 1 is being filed solely to report that the Reporting Persons no longer beneficially own more than 5% of the outstanding shares of Common Stock and therefore this Amendment No. 1 constitutes an exit filing for the Reporting Persons.

Item 2.  Identity and Background

Items 2(a), (b), (c) and (f) of the Schedule 13D with respect to the directors and executive officers or persons holding equivalent positions (the “Scheduled Persons”) of each of the Reporting Persons are hereby amended as follows:
Schedule I, with respect to Identity and Background items (2)(a), (b), (c) and (f) of each of the executive officers and directors of the SPV, the Holding Company and the Operating Company, respectively, which information is incorporated by reference into this Item 2, is hereby amended and restated in its entirety as filed with this Amendment No. 1.
Item 5.	Interest in Securities of the Issuer.
Items 5(a), (c) and (e) of the Schedule 13D are hereby amended as follows:
(a)          Due to their respective relationships with the SPV and each other, as of the date of this Schedule 13D, the Reporting Persons may be deemed to beneficially own an aggregate of 1,397,428 shares of Common Stock, all of which shares of Common Stock are owned directly by the SPV (the “Shares”).  The Shares represent 4.28% of the Common Stock outstanding.  Percentages of the Common Stock outstanding reported in this Schedule 13D are calculated based upon the 32,642,620 shares of Common Stock outstanding as of August 3, 2016, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed by the Company with the Securities and Exchange Commission on August 9, 2016.
(c)          None of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transaction in Common Stock.
(e)          As of May 16, 2016, the Reporting Persons have ceased to be the beneficial owners  of more than five percent (5%) of the Company’s issued and outstanding Common Stock.

SIGNATURES
After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.
Dated: November 22, 2016	EPE, LLC

	By:	/s/ Erich S. Schnaufer
		Name:	Erich S. Schnaufer
		Title:	Chief Financial Officer

JOSEPH T. RYERSON & SON, INC., as successor-in-interest to Ryerson, Inc.

	By:	/s/ Erich S. Schnaufer
		Name:	Erich S. Schnaufer
		Title:	Chief Financial Officer

RYERSON HOLDING CORPORATION

	By:	/s/ Erich S. Schnaufer
		Name:	Erich S. Schnaufer
		Title:	Chief Financial Officer

PLATINUM EQUITY CAPITAL PARTNERS-PF, L.P.

	By:	Platinum Equity Partners, LLC, its general partner

		By:	Platinum Equity Investment Holdings, LLC, its senior managing member

By: /s/ Eva M. Kalawski
			Name:	Eva M. Kalawski
			Title:	Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS, L.P.

	By:	Platinum Equity Partners, LLC, its general partner

		By:	Platinum Equity Investment Holdings, LLC, its senior managing member

By: /s/ Eva M. Kalawski
			Name:	Eva M. Kalawski
			Title:	Vice President & Secretary

[Signature Page to Schedule 13D/A]

PLATINUM EQUITY CAPITAL PARTNERS-A, L.P.

By:	Platinum Equity Partners, LLC, its general partner

	By:	Platinum Equity Investment Holdings, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-PF II, L.P.

By:	Platinum Equity Partners II, LLC, its general partner

	By:	Platinum Equity Investment Holdings II, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS II, L.P.

By:	Platinum Equity Partners II, LLC, its general partner

	By:	Platinum Equity Investment Holdings II, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-A II, L.P.

By:	Platinum Equity Partners II, LLC, its general partner

	By:	Platinum Equity Investment Holdings II, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM RHOMBUS PRINCIPALS, LLC

By:	Platinum Equity Investment Holdings, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

[Signature Page to Schedule 13D/A]

By:	PLATINUM EQUITY PARTNERS, LLC

	By:		Platinum Equity Investment Holdings, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY INVESTMENT HOLDINGS, LLC

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY PARTNERS II, LLC

By:	Platinum Equity Investment Holdings II, LLC, its senior managing member

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY INVESTMENT HOLDINGS II, LLC

By: /s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President & Secretary

PLATINUM EQUITY, LLC

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Executive Vice President, General Counsel & Secretary

By:	/s/ Mary Ann Sigler
	Name:	Tom T. Gores, by Mary Ann Sigler, attorney-in-fact

[Signature Page to Schedule 13D/A]

SCHEDULE I
Set forth below is a list of the directors and executive officers of the Holding Company, the Operating Company and the SPV, setting forth the business address and present principal occupation or employment, and the name and address of any corporation or organization in which such employment is conducted, of each person.
Names and Titles of Holding Company Executive Officers and Directors	Principal Occupation or Employment and Business of Principal Employer	Business or Residence Address; Citizenship
Edward J. Lehner, President & Chief Executive Officer

Erich S. Schnaufer, Chief Financial Officer

Kirk K. Calhoun, Independent Director

Court D. Carruthers, Independent Director

Eva M. Kalawski, Director

Jacob T. Kotzubei, Director

Stephen P. Larson, Independent Director

Philip E. Norment, Director

Mary Ann Sigler, Director

Executive, Ryerson Holding Corporation

Executive, Ryerson Holding Corporation

Retired

Retired

Partner, General Counsel and Secretary, Platinum Equity, LLC

Partner, Platinum Equity, LLC

Retired

Partner, Platinum Equity, LLC

Chief Financial Officer and Chief Compliance Officer, Platinum Equity, LLC

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
Canada

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

3 Allied Drive, Suite 109
 Dedham, MA 02026,
U.S.A.

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

Names and Titles of Operating Company Executive Officers and Directors	Principal Occupation or Employment and Business of Principal Employer	Business or Residence Address; Citizenship
Edward J. Lehner, President & Chief Executive Officer Erich S. Schnaufer, Chief Financial Officer	Executive, Ryerson Holding Corporation Executive, Ryerson Holding Corporation	227 W. Monroe St, 27th Fl. Chicago, IL 60606, U.S.A. 227 W. Monroe St, 27th Fl. Chicago, IL 60606, U.S.A.

[Schedule I to Schedule 13D/A]

Eva M. Kalawski, Director Jacob T. Kotzubei, Director Mary Ann Sigler, Director	Partner, General Counsel and Secretary, Platinum Equity, LLC Partner, Platinum Equity, LLC Chief Financial Officer and Chief Compliance Officer, Platinum Equity, LLC

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

360 North Crescent Dr, South Building
Beverly Hills, CA 90210,
U.S.A.

Names and Titles of SPV Executive Officers and Directors	Principal Occupation or Employment and Business of Principal Employer	Business or Residence Address; Citizenship
Edward J. Lehner, President & Chief Executive Officer Erich S. Schnaufer, Chief Financial Officer Andrea C. Okun, Manager Mark S. Silver, Manager	Executive, Ryerson Holding Corporation Executive, Ryerson Holding Corporation Attorney, Ryerson Holding Corporation Executive, Ryerson Holding Corporation
227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

227 W. Monroe St, 27th Fl.
Chicago, IL 60606,
U.S.A.

[Schedule I to Schedule 13D/A]